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CSP, INC. AND SUBSIDIARIES                                        Exhibit 11.0
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
For the Three and Nine Month Periods Ended May 31, 1996 and May 26, 1995
(In thousands except for per share data)
(Unaudited)
                                            /-For The Three Months Ended-//-For
the Nine Months Ended-/
                                                  May 30,         May 31,
May 30,       May 31,
                                                    1997            1996
1997          1996
                                                 ---------        ---------
-------      ----------
NET INCOME (LOSS) PER COMMON SHARE - (PRIMARY)
----------------------------------------------

Net income (loss)                                   ($427)           ($168)
($418)       ($82)
                                                    ======           ======
======       ======

Average common shares outstanding                   2,684            2,706
2,682        2,716
                                                    ======           ======
======        ======

Reported net income (loss) per common share        ($0.16)           ($0.06)
($0.16)       ($0.03)
                                                    ======           ======
======        ======



NET INCOME (LOSS)PER COMMON SHARE - (FULL DILUTION)
---------------------------------------------------

Net income (loss)                                   ($427)            ($168)
($418)      ($82)
                                                    ======           ======
======       ======

Average common shares outstanding                   2,684            2,706
2,682        2,716
                                                    ======           ======
======      ======

Net income (loss) per common share-(Full Dilution) ($0.16)           ($0.06)
($0.16)   ( $0.03)
                                                    ======           ======
======      ======
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